                                                                      EXHIBIT 11

                               EARNINGS PER SHARE

                        CORN PRODUCTS INTERNATIONAL, INC.
                            COMPUTATION OF NET INCOME
                           PER SHARE OF CAPITAL STOCK


(IN MILLIONS EXCEPT PER SHARE DATA)              THREE MONTHS ENDED     NINE MONTHS ENDED
                                                 SEPTEMBER 30, 2002    SEPTEMBER 30, 2002
                                                 ------------------    ------------------
Average shares outstanding - Basic                     35.6                  35.6

Effect of dilutive securities:
    Stock options                                       0.1                   0.1
                                                 ------------------    ------------------
Average shares outstanding - Assuming dilution         35.7                  35.7
                                                 ==================    ==================

Net income                                            $17.1                 $46.9

Earnings per share
    Basic                                             $0.48                 $1.31
    Dilutive                                          $0.48                 $1.31





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